Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
Investor Contact:	David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
October 22, 2003	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Third Quarter 2003 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced earnings of $13.8 million or $1.53 per share for the third quarter of 2003. This compares to net income of $9.5 million or $1.08 per share for the third quarter of 2002. For the first nine months of 2003, net income was $27.2 million or $3.00 per share as compared to $23.7 million or $2.69 per share for the first nine months of 2002.

Net sales increased 1.8% in the third quarter of 2003 as compared to the third quarter of 2002. This increase reflected growth in average revenue per case and contract sales, which more than offset a 3.8% decline in bottle/can volume. The decline in volume reflected unseasonably cool and abnormally wet weather across the Company’s territories in July and August as well as less aggressive retail pricing by several of the Company’s customers. For the third quarter of 2003, average revenue per case, excluding customer marketing costs, increased by 1.9%. Income from operations in the third quarter of 2003 was down 6.8%, which primarily reflected higher operating expenses, driven by higher wage rates and a significant increase in pension costs, health care benefits and fuel prices. The reduction in income from operations was offset by declines in interest expense and minority interest expense. The Company’s effective income tax rate was 17% in the third quarter of 2003 compared to 42% in the third quarter of 2002. This decrease was attributable to deferred tax benefits relating to a reduction in the valuation allowance against state deferred tax assets.

For the first nine months of 2003, net sales were approximately even with the prior year. These results reflected a 2.6% decline in bottle/can volume offset by a 1.2% increase in average revenue per case, excluding customer marketing costs, and higher contract sales. Income from operations for the first nine months was down 16.7% compared to the prior year. This decline primarily reflected higher operating expenses driven by increased wage rates, pension costs, health care benefits, fuel costs and casualty insurance. Declines in interest expense, minority interest expense and income tax expense have more than offset the decline in operating income, resulting in an increase in net income for the first nine months of 2003. The Company’s effective income tax rate was 19% for the first nine months of 2003 compared to 41% for the first nine months of 2002. This decrease was attributable to deferred tax benefits arising from the completion of a favorable state tax audit and a reduction in the valuation allowance against state deferred tax assets.

J. Frank Harrison, III, Chairman and CEO, said, “While I am disappointed in the Company’s operating income performance through September, the pricing increases we have been able to implement in the third quarter are encouraging.” Mr. Harrison said, “I am also encouraged by the Company’s expense control through the first nine months. Despite higher wage rates, a significant increase in pension and medical benefit costs, and higher fuel prices, the Company’s other operating expenses have only increased modestly.” Mr. Harrison also noted that the Company’s strong cash flow has enabled it to reduce debt considerably over the past few years and increase the Company’s ownership in Piedmont Coca-Cola Bottling Partnership. These moves have led to lower interest expense and minority interest expense, offsetting much of the decline in operating income.

William B. Elmore, President and COO, said, “The volume decline in the third quarter reflects unseasonably cool and wet weather in July and August and exceptionally strong prior year volume. Volume in the third quarter of 2002 was up 8% sparked by the very successful launch of Vanilla Coke.” Mr. Elmore also said, “While overall volume declined in the third quarter, our diet portfolio was very strong, growing nearly 8% fueled by diet Vanilla Coke and diet Cherry Coke.” Mr. Elmore concluded, “The Company remains focused on improving net sales performance through a combination of higher pricing and innovations in packaging. These innovations include a 390 ml PET bottle for the immediate consumption market and 12 ounce PET bottle in Fridge Packs™ for the take-home market.”

Forward-looking statements.

Included in this news release are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. These expectations are based on currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. These statements may include, among others, statements relating to our expectations concerning improving net sales performance in the fourth quarter of 2003 through a combination of higher pricing and innovations in packaging including the 390 ml PET bottle for the immediate consumption market and 12 ounce PET bottle in Fridge Packs™ for the take-home market. Among the events or uncertainties which could adversely affect future periods are: lower-than-expected net pricing resulting from increased marketplace competition; an inability to meet requirements under bottling contracts; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company; material changes from expectations in the cost of raw materials; the inability of our aluminum can or PET bottle suppliers to meet our demand; higher than expected fuel prices; adverse weather conditions and unfavorable interest rate fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 27 and 28 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002.

Enjoy Coca-Cola

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2003	2002	2003	2002
Net sales	$325,637	$319,725	$919,002	$920,855
Cost of sales	168,878	165,902	473,718	473,245

Gross margin	156,759	153,823	445,284	447,610
Selling, general and administrative expenses	108,400	103,087	317,730	307,674
Depreciation expense	18,956	19,405	57,253	56,247
Amortization of intangibles	846	683	2,311	2,056

Income from operations	28,557	30,648	67,990	81,633
Interest expense	10,414	11,454	31,701	35,471
Minority interest	1,432	2,672	2,690	6,195

Income before income taxes	16,711	16,522	33,599	39,967
Income taxes	2,865	6,983	6,446	16,267

Net income	$13,846	$9,539	$27,153	$23,700

Basic net income per share	$1.53	$1.08	$3.00	$2.69

Diluted net income per share	$1.53	$1.07	$3.00	$2.67

Weighted average number of common shares outstanding	9,043	8,864	9,043	8,807
Weighted average number of common shares outstanding - assuming dilution	9,043	8,924	9,043	8,887

Certain prior year amounts have been reclassified to conform to current year classifications.

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In Thousands

	Sept. 28, 2003	Dec. 29, 2002	Sept. 29, 2002
ASSETS
Current Assets:
Cash	$18,280	$18,193	$8,286
Accounts receivable, trade, net	83,977	79,548	84,365
Accounts receivable from The Coca-Cola Company	24,555	12,992	19,965
Accounts receivable, other	4,531	17,001	6,479
Inventories	41,156	38,648	42,433
Prepaid expenses and other current assets	7,121	4,588	6,501

Total current assets	179,620	170,970	168,029

Property, plant and equipment, net	457,097	466,840	467,281
Leased property under capital leases, net	43,726	44,623	44,593
Other assets	59,421	58,167	72,220
Franchise rights and goodwill, net	622,721	606,128	607,007
Other identifiable intangible assets, net	9,844	6,797	6,658

Total	$1,372,429	$1,353,525	$1,365,788

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In Thousands

	Sept. 28, 2003	Dec. 29, 2002	Sept. 29, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Portion of long-term debt payable within one year	$35,039	$31	$154,731
Current portion of obligations under capital leases	4,194	3,960	3,717
Accounts payable, trade	39,368	38,303	35,238
Accounts payable to The Coca-Cola Company	5,559	9,823	41,477
Other accrued liabilities	74,931	72,647	66,985
Accrued compensation	15,159	20,462	16,912
Accrued interest payable	18,866	10,649	16,179

Total current liabilities	193,116	155,875	335,239

Deferred income taxes	161,789	155,964	170,012
Pension and retiree benefit obligations	39,286	37,227	31,603
Other liabilities	60,953	58,261	61,782
Obligations under capital leases	41,727	42,066	41,985
Long-term debt	785,078	807,725	620,125

Total liabilities	1,281,949	1,257,118	1,260,746

Minority interest	34,264	63,540	62,332
Stockholders’ Equity:
Common Stock	9,704	9,704	9,653
Class B Common Stock	3,029	3,009	3,009
Capital in excess of par value	97,220	95,986	94,209
Retained earnings	26,413	6,043	9,176
Accumulated other comprehensive loss	(18,896)	(20,621)	(12,083)

	117,470	94,121	103,964
Less-Treasury stock, at cost:
Common	60,845	60,845	60,845
Class B Common	409	409	409

Total stockholders’ equity	56,216	32,867	42,710

Total	$1,372,429	$1,353,525	$1,365,788